Free Writing Prospectus

Dated April 17, 2024

Filed Pursuant to Rule 433(d)

Registration No. 333-260819

Registration No. 333-260819-10

UPDATED A2B EXPECTED FINAL

*PRICING DETAILS* $1.60bn CarMax Auto Owner Trust 2024-2 (CARMX 2024-2) Prime Auto Loan ABS

Joint Leads:	MUFG (str), BofA, Mizuho, SMBC
Co-Managers:	CIBC, RBC and Truist
D&I Co-Managers:	Academy Securities, Ramirez & Co. Inc.

ANTICIPATED CAPITAL STRUCTURE

CLS	SZ($mm)	WAL	S&P/FTCH*	P.WIN	E.FIN	L.FIN	BENCH	SPRD	YLD	CPN	PX
A-1	309.000	0.28	A-1+/F1+	1-7	11/24	05/25	I-CURV	+13	5.532	5.532	100.00000
A-2A	410.000	1.13	AAA/AAA	7-22	02/26	05/27	I-CURV	+58	5.721	5.65	99.99590
A-2B	125.000	1.13	AAA/AAA	7-22	02/26	05/27	SOFR30A	+58			100.00000
A-3	535.000	2.58	AAA/AAA	22-43	11/27	01/29	I-CURV	+72	5.565	5.50	99.99649
A-4	88.790	3.74	AAA/AAA	43-47	03/28	11/29	I-CURV	+85	5.577	5.51	99.98915
B	50.790	3.89	AA/AA	47-47	03/28	11/29	I-CURV	+105	5.766	5.69	99.97261
C	48.370	3.89	A/A	47-47	03/28	12/29	I-CURV	+120	5.916	5.84	99.98505
D	33.050	3.89	BBB/BBB	47-47	03/28	10/30	I-CURV	+180	6.516	6.42	99.96847

* Expected Ratings

-TRANSACTION DETAILS-

BBG Ticker :	CARMX 2024-2
Deal Size :	$1.60bn
Format :	SEC Registered
Exp. Ratings :	S&P / Fitch
ERISA :	Yes
Risk Retention :	US RR = Yes, EU RR = No
Min Denoms :	$5k x $1k
Pxing Speed :	1.30% ABS to Call
Expected Pricing :	PRICED
Expected Settle :	04/24/2024
First Pay Date :	05/15/2024
B&D :	MUFG

-ATTACHMENTS-

Preliminary Prospectus, FWP, CDI (attached)

Dealroadshow :	https://dealroadshow.com Entry Code (Case Sensitive) : CARMX24-2
Direct Link :	https://dealroadshow.com/e/CARMX24-2
Intex Deal name :	mitcarmx_20242_base / Password: V7AV
SSAP :	CARMAX24-2

-CUSIPs-

A-1	14319EAA4
A-2A	14319EAC0
A-2B	14319EAD8
A-3	14319EAE6
A-4	14319EAF3
B	14319EAG1
C	14319EAH9
D	14319EAJ5

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-649-6848.